                                                                    Exhibit 99.1


GOLDEN COMPREHENSIVE
SECURITY PROGRAM

FINANCIAL STATEMENTS FOR THE YEARS
ENDED DECEMBER 31, 1995 AND 1994 AND
INDEPENDENT AUDITORS' REPORT

GOLDEN COMPREHENSIVE SECURITY PROGRAM

TABLE OF CONTENTS
- --------------------------------------------------------------------------------

                                                                           PAGE
INDEPENDENT AUDITORS' REPORT                                                 1

FINANCIAL STATEMENTS:

  Statements of Net Assets Available for Benefits -
    December 31, 1995 and 1994                                               2

  Statements of Changes in Net Assets Available for Benefits -
    Years ended December 31, 1995 and 1994                                   3

  Notes to Financial Statements                                             4-12

ALL FUNDS OF THE PLAN ARE HELD IN A MASTER TRUST. AS A
  RESULT, SUPPLEMENTAL SCHEDULES ARE OMITTED BECAUSE THEY ARE
  INAPPLICABLE UNDER THE DEPARTMENT OF LABOR'S RULES AND
  REGULATIONS.

INDEPENDENT AUDITORS' REPORT


Benefit Plans Administration Committee
  Western Publishing Company, Inc.:

We have audited the accompanying statements of net assets available for benefits of Golden Comprehensive Security Program (the "Plan") as of December 31, 1995 and 1994, and the related statements of changes in net assets available for benefits for the years then ended. These financial statements are the responsibility of the Plan's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, such financial statements present fairly, in all material respects, the net assets available for benefits of the Plan at December 31, 1995 and 1994, and the changes in net assets available for benefits for the years then ended in conformity with generally accepted accounting principles.





April 26, 1996

GOLDEN COMPREHENSIVE SECURITY PROGRAM

STATEMENTS OF NET ASSETS AVAILABLE FOR BENEFITS
DECEMBER 31, 1995 AND 1994
- --------------------------------------------------------------------------------

                                                                     1995           1994
ASSETS:

 Investments in Western Publishing Group, Inc. Master
 Retirement Trust pooled investment accounts (Notes 3 and 4):
   Investment funds                                                $19,806,644     $ 9,221,176
   Guaranteed investment contracts                                  38,277,908      48,328,918
   Parent company stock                                                600,926       1,093,811
   Loans receivable from participants                                1,908,930       2,197,940
   Accrued income receivable                                           208,697         185,566
  Contributions receivable:
   Employers                                                           961,829       1,117,331
   Participants                                                        188,146         207,133
                                                                   -----------     -----------
     Total assets                                                   61,953,080      62,351,875
                                                                   -----------     -----------
LIABILITIES:
  Payable to third parties                                              31,815          51,113
                                                                   -----------     -----------
  NET ASSETS AVAILABLE FOR BENEFITS                                $61,921,265     $62,300,762
                                                                   -----------     -----------
                                                                   -----------     -----------

See notes to financial statements.

GOLDEN COMPREHENSIVE SECURITY PROGRAM

STATEMENTS OF CHANGES IN NET ASSETS AVAILABLE FOR BENEFITS
YEARS ENDED DECEMBER 31, 1995 AND 1994
- --------------------------------------------------------------------------------

                                                            1995            1994
Investment income - Increase in equity of allocable
portion of Western Publishing Group, Inc. Master
Retirement Trust pooled investment accounts
(Notes 3 and 8):

  Interest                                            $ 2,890,710   $ 2,712,885
  Dividends                                               547,807     1,018,924
  Appreciation (depreciation) on pooled investment
    accounts                                            2,002,459    (2,321,334)
Contributions - Note 5:
  Employers                                             2,067,294     2,475,965
  Participants                                          2,947,018     3,586,212
                                                       ----------     ---------

    Total additions                                    10,455,288     7,472,652
                                                       ----------     ---------
Payments to or on behalf of participants               10,668,692    10,155,071
Administrative expenses                                   166,093       164,561
                                                       ----------    ----------

    Total deductions                                   10,834,785    10,319,632
                                                       ----------    ----------
    Net decrease                                         (379,497)   (2,846,980)
Net assets available for benefits:
  Beginning of year                                    62,300,762     65,147,742
                                                      -----------    -----------

  End of year                                         $61,921,265    $62,300,762
                                                      ===========    ===========


See notes to financial statements.

GOLDEN COMPREHENSIVE SECURITY PROGRAM

NOTES TO FINANCIAL STATEMENTS
YEARS ENDED DECEMBER 31, 1995 AND 1994
- --------------------------------------------------------------------------------


1.    THE PLAN

      Golden Comprehensive Security Program (the "Plan") is a contributory defined contribution plan offered to all eligible employees of Western Publishing Company, Inc. (the "Company") and effective April 23, 1986, to all eligible employees of Western Publishing Group, Inc., the Company's parent, and eligible employees of any United States subsidiary of the Company or the parent which adopts the Plan, with the consent of the Company, who meet certain eligibility requirements. The Plan became effective on November 1, 1984 and conforms with the requirements of the Employee Retirement Income Security Act of 1974 ("ERISA").

      An employee becomes a participant of the Plan on specified quarterly entry dates after meeting the following requirements:

        a. Is a salaried employee or a member of a group or class of employees to which the Plan has been extended by the Board of Directors of the Company; and

        b. Is not a member of a collective bargaining unit of employees represented by a collective bargaining representative, except to the extent that an agreement between the participating company ("employer") and such representative extends the Plan to such unit of employees; and

        c. Has completed six months of continuous employment (as defined in the Plan).

      Participants, by means of authorized payroll deductions, may elect to make contributions to the Plan in amounts based on a percentage of compensation, as defined in the Plan. A participating employee's total contribution ("income deferral" and "participant") is limited to 16% of compensation. Income deferral contributions were limited to no more than $9,240 for 1995 and 1994 in accordance with the Internal Revenue Code ("Code").

      Each participating employer annually contributes to the Plan an amount equal to 3% of the aggregate compensation of participants entitled to share in the contribution for that year. In addition, the employers contribute for a participant an amount equal to 60% of the first 6% of "income deferral contributions" made by, or on behalf of the participant. Employer contributions are reduced by any forfeitures to be credited for the applicable period. Forfeitures for 1995 and 1994 totaled $156,007 and $242,089, respectively.

      The employers' 3% contribution is always invested in the Interest Accumulation Fund. Amounts credited to a participant's account are designated as "Plan Credits." Contributions made by, or on behalf of, a participant are invested (in proportions designated by the participant) in one or more of the following funds:

GOLDEN COMPREHENSIVE SECURITY PROGRAM

- --------------------------------------------------------------------------------


                                                                  NUMBER OF PARTICIPANTS
                                                                    INVESTED IN FUND AT
                FUND TYPE                                            DECEMBER 31, 1995
          Conservative Equity Fund                                          468
          Aggressive Equity Fund                                            465
          Interest Accumulation Fund                                      1,143
          Parent Company Stock Fund                                         240

      Interest, dividends and net realized and unrealized gains and losses on Plan investments are allocated to participants' accounts monthly based on their proportionate share of the applicable fund's assets.

      The employers' 3% contribution for each plan year is allocated to the participants' accounts pro rata based on the eligible compensation paid to the participant by the employer in that year.

      If a participant's employment terminates for any reason other than retirement, disability or death, the participant is entitled to receive
      Plan Credits resulting from employer contributions which are then vested according to the following schedule:


                                                              VESTED PERCENTAGE
           YEARS OF CONTINUOUS                                   OF EMPLOYER
               EMPLOYMENT                                   CONTRIBUTION ACCOUNT
          Less than 1                                                 0
          1 but less than 2                                          25
          2 but less than 3                                          50
          3 but less than 4                                          75
          4 or more                                                 100

      Balances in a participant's income deferral contribution account, participant contribution account and prior plan account are fully vested at all times.

      In the event of a participant's retirement, disability or death, Plan Credits not previously vested, become fully vested and are not subject to forfeiture, and all Plan Credits become immediately distributable in the manner described below.

GOLDEN COMPREHENSIVE SECURITY PROGRAM

- --------------------------------------------------------------------------------


      When a participant's employment terminates for any reason, all vested Plan Credits of the participant may be distributed to the participant or, in the event of death, to the beneficiary by one or both of the following methods:

        a.  By a lump-sum distribution of any or all Plan Credits.

        b. By applying the cash equivalent of any or all such Plan Credits towards the purchase of an annuity contract, subject to certain requirements as defined in the Plan.

      A participant may elect to defer distribution of vested Plan Credits until age 70-1/2.

      No more often than once per quarter, a participant may elect to withdraw all or any portion of the net credit balance in the participant's contribution account, prior plan account or rollover account. Participants may borrow, up to certain limits, against their account balance. The loan must be repaid over a period not to exceed 60 months unless the proceeds were used for the purchase of a primary residence in which case it must be repaid within 240 months (360 months for loans made prior to October 18, 1989). Generally, loan repayments are made by payroll deduction.

2.    SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

      Basis of Accounting - The accompanying financial statements have been prepared on the accrual basis of accounting.

      Investments - The Plan participates in investment accounts under the Western Publishing Group, Inc. Master Retirement Trust (the "Master Trust"). Investment income, realized gains and losses on investment transactions, expenses and investment appreciation or depreciation on assets held in the Master Trust are allocated monthly to each fund under the Plan based on its proportionate share of Master Trust assets. Plan participation in the Master Trust is adjusted monthly for withdrawals for benefit payments to Plan participants and for contributions made to the Plan.

      Valuation of Investments - Investments in the Master Trust pooled investment accounts and parent company stock are valued at fair value. Investments in guaranteed investment contracts are valued at contract value. Contract value represents contributions made under the contract plus interest at the contract rate, less funds used to purchase annuities and pay administrative expenses.

      Expenses - Plan expenses, such as trustee and accounting fees, are charged to the Plan.

      Benefits Payable - Net assets available for benefits included benefits of $2,571,157 and $1,278,859 due to participants who have withdrawn from participation in the Plan as of December 31, 1995 and 1994, respectively.

GOLDEN COMPREHENSIVE SECURITY PROGRAM

- --------------------------------------------------------------------------------


3.    INVESTMENTS IN MASTER TRUST

      Investments in the Master Trust at December 31, 1995 and 1994 were as follows:


                                                             1995        1994
                                                          (Dollars in Thousands)
     Guaranteed investment contracts                       $ 61,459     $ 77,725
     Pooled investment funds                                 44,157       26,821
     Common stock                                             1,021        1,610
     Participant loans                                        3,368        3,855
                                                           --------     --------
     Total investments                                     $110,005     $110,011
                                                           ========     ========

     The net investment gain of the Master Trust for the years ended December 31, 1995 and 1994 was as follows:


                                                                1995       1994
                                                          (Dollars in Thousands)

    Interest and Dividends                                     $5,476     $6,129
    Appreciation (depreciation) in fair value of
     investments                                                5,851     (4,024)
    Administrative expenses                                      (405)      (453)
                                                              -------     ------
    Net investment gain                                       $10,922     $1,652
                                                              -------     ------


      The Plan's interest in the Master Trust as a percentage of net assets of the Master Trust was approximately 56% and 55% at December 31, 1995 and 1994, respectively.

4.    INVESTMENTS

      Investments in pooled investment funds at December 31, 1995 and 1994 were as follows:



                                         1995                           1994
                                  ------------------------   -----------------------
                                    Units     Fair Value       Units     Fair Value
     Conservative Equity Fund
      (Evergreen Total Return Fund)  323,338 $ 6,440,898      306,156     $5,213,834
     Aggressive Equity Fund
      (Evergreen Fund)               361,791   5,727,150      331,346      3,986,095
     Bankers Trust Pyramid Directed
      Account Cash Fund            7,638,596   7,638,596       21,247         21,247
                                             -----------                  ----------
                                             $19,806,644                  $9,221,176
                                             ===========                  ==========

GOLDEN COMPREHENSIVE SECURITY PROGRAM

- --------------------------------------------------------------------------------


      Investments in guaranteed investment contracts at December 31, 1995 and 1994 were as follows:

                                                             1995           1994
    Principal Mutual Life Insurance Company
       Contract #GA4-6187-1                            $ 6,056,993    $7,096,087
    John Hancock Mutual Life Insurance Company
       Contract #GAC-7313-0                                            8,981,197
    Allstate Life Insurance Company
       Group Annuity Contract #GA-5343-1                               6,301,458
    New York Life Insurance Company
       Contract #GA-06701-2-1                                          5,776,869
    New York Life Insurance Company
       Contract #GA-06701-1                              3,033,171     3,553,714
    Metropolitan Life Insurance Company
       Contract #GA-13981-069                            8,841,704     6,469,572
    Metropolitan Life Insurance Company
       Contract #A-13823-069                             1,006,357     1,856,754
    Hartford Life Insurance Company
        Contract #GA3-10145-AA                           7,110,444     8,293,267
    Continental Assurance Company
        Contract #GP-13137-006                           6,463,809
    New York Life Insurance Company
        Contract #GA-06701-3-1                           5,765,430
                                                        ----------   -----------
                                                        $38,277,908  $48,328,918
                                                        ===========  ===========


      Investments in Parent Company Stock at December 31, 1995 and 1994 were as follows:



                                              1995                  1994
                                         ------------------    ------------------
                                         Shares   Fair Value    Shares   Fair Value
    Western Publishing Group, Inc.
    Common Stock                         76,308   $ 600,926    115,138   $1,093,811
                                         ======   =========    =======   ==========

GOLDEN COMPREHENSIVE SECURITY PROGRAM

- --------------------------------------------------------------------------------


      Transactions in the Common Stock of Western Publishing Group, Inc. were as follows:

                                            1995                                1994
                                     --------------------            -----------------------
                                      Shares      Amount              Shares         Amount
     Aggregate purchases              83,834   $  829,224             26,675        $326,799
                                               ----------                           --------

     Aggregate sales and
      distributions to participants  122,664   $1,232,638             40,013        $595,345
                                               ----------                           --------

5.    CONTRIBUTIONS

      Contributions from the Company, Western Publishing Group, Inc. and their respective participants were as follows:


                                                     1995
                                        ---------------------------------------
                                             Employer   Employee     Total
    Western Publishing Company, Inc.     $ 1,981,908  $2,843,638   $4,825,546
    Western Publishing Group, Inc.            85,386     103,380      188,766
                                          ----------  ----------   ----------
                                          $2,O67,294  $2,947,018   $5,014,312
                                          ==========  ==========   ==========


                                                         1994
                                          --------------------------------------
                                           Employer    Employee      Total
    Western Publishing Company, Inc.     $2,358,026   $3,459,197   $5,817,223
    Western Publishing Group, Inc.          117,939      127,015      244,954
                                         ----------   ----------   ----------
                                         $2,475,965   $3,586,212   $6,062,177
                                         ==========   ==========   ==========


GOLDEN COMPREHENSIVE SECURITY PROGRAM

- --------------------------------------------------------------------------------


6.    INTERNAL REVENUE SERVICE STATUS

      The Internal Revenue Service has determined and informed the Company by a letter dated November 24, 1995, that the Plan is qualified and the trust established under the Plan is tax-exempt, under the appropriate sections of the Code. The Plan has been amended since receiving the determination letter. However, the plan administrator believes that the plan is currently designed and being operated in compliance with the applicable requirements of the Code. Therefore, the plan administrator believes that the Plan was qualified and the related trust was tax-exempt as of the financial statement date.

7.    TERMINATION OF THE PLAN

      In the event that the Plan is terminated at some future time, each participant's account will become fully vested and will be distributed in accordance with provisions of the Plan.

                                   * * * * * *

GOLDEN COMPREHENSIVE SECURITY PROGRAM

- --------------------------------------------------------------------------------

8.  CHANGES IN NET ASSETS BY FUND:

    Plan participants have the ability to self-direct employee and certain employer contributions into any of the funds described in Note 1. Net assets at December 31, 1995 and the changes in net assets available for benefits for the year then ended were as follows:


                                                                                 Interest
                                                                                Accumula-
                                Conservative    Aggressive    Parent Company       tion
                                Equity Fund    Equity Fund      Stock Fund         Fund        Loan Fund        Total

Investment income:
    Interest                                    $    1,296     $    5,310       $2,748,433     $  135,671     $2,89O,710
    Dividends                    $  321,772        226,O35                                                       547,807
    Appreciation
        (depreciation) on
        pooled investment
        accounts                    855,840      1,236,090         (89,471)                                    2,002,459
                                ------------   ------------   --------------   ------------   ------------   ------------
        Total investment
        income (loss)             1,177,612      1,463,421         (84,161)      2,748,433        135,671      5,440,976
Contributions:
    Employers                       198,730        190,211          68,061       1,610,292                     2,067,294
    Participants                    514,335        532,658         168,464       1,731,561                     2,947,018
    Transfers of assets from
        (to) other funds            494,892        598,562        (332,970)      (740,876)        (19,608)
                                ------------   ------------   --------------   ------------   ------------   ------------
        Total additions           2,385,569      2,784,852        (180,606)      5,349,410        116,063     10,455,288
                                ------------   ------------   --------------   ------------   ------------   ------------
Payments to or on behalf
of participants                     821,794        889,803         344,371       8,193,415        419,309     10,668,692
Administrative expenses               9,105          8,945           2,548         145,495                       166,093
                                ------------   ------------   --------------   ------------   ------------   ------------
        Total deductions            830,899        898,748         346,919       8,338,910        419,309     10,834,785
                                ------------   ------------   --------------   ------------   ------------   ------------
Net increase (decrease)           1,554,670      1,886,104        (527,525)     (2,989,500)      (303,246)      (379,497)
Net assets available for
benefits:
    Beginning of year             4,971,387      3,969,885       1,269,319      49,860,770      2,229,401     62,300,762
                                ------------   ------------   --------------   ------------   ------------   ------------
    End of year                  $6,526,057     $5,855,989      $  741,794      $46,871,270    $1,926,155     $61,921,265
                                ------------   ------------   --------------   ------------   ------------   ------------
                                ------------   ------------   --------------   ------------   ------------   ------------


GOLDEN COMPREHENSIVE SECURITY PROGRAM

NOTES TO FINANCIAL STATEMENTS (CONCLUDED)
- --------------------------------------------------------------------------------

      Plan participants have the ability to self-direct employee and certain employer contributions into any of the funds described in Note 1. Net assets at December 31, 1994 and the changes in net assets available for benefits for the year then ended were as follows:

                                                                                 Interest
                                                                                Accumula-
                                Conservative    Aggressive    Parent Company       tion
                                Equity Fund    Equity Fund      Stock Fund         Fund        Loan Fund        Total

Investment income:
    Interest                     $      519     $      446      $    1,502      $2,560,063     $  150,355     $2,712,885
    Dividends                       398,017        620,907                                                     1,018,924
    Depreciation on pooled
        investment
        accounts                   (738,220)      (580,183)     (1,002,931)                                   (2,321,334)
                                ------------   ------------   --------------   ------------   ------------   ------------
        Total investment
        income (loss)              (339,684)        41,170      (1,001,429)      2,560,063        150,355      1,41O,475
Contributions:
    Employers                       260,298        210,436          93,543       1,911,688                     2,475,965
    Participants                    691,766        563,384         253,490       2,077,572                     3,586,212
Transfers of assets (to) from
other funds                        (373,138)        42,880         277,361          32,669         2O,228
                                ------------   ------------   --------------   ------------   ------------   ------------
      Total additions               239,242        857,870        (377,035)      6,581,992        170,583      7,472,652
                                ------------   ------------   --------------   ------------   ------------   ------------
Payments to or on behalf
of participants                     844,840        948,979         262,199       7,928,256        170,797     10,155,071
Administrative expenses               7,936          8,068           2,417         146,140                       164,561
                                ------------   ------------   --------------   ------------   ------------   ------------
        Total deductions            852,776        957,047         264,616       8,074,396        170,797     10,319,632
                                ------------   ------------   --------------   ------------   ------------   ------------
        Net decrease               (613,534)       (99,177)       (641,651)     (1,492,404)          (214)    (2,846,980)
Net assets available for
benefits:
    Beginning of year             5,584,921      4,069,062       1,910,970       51,353,174     2,229,615      65,147,742
                                ------------   ------------   --------------   ------------   ------------   ------------
    End of year                  $4,971,387     $3,969,885      $1,269,319      $49,860,770    $2,229,401     $62,300,762
                                ------------   ------------   --------------   ------------   ------------   ------------
                                ------------   ------------   --------------   ------------   ------------   ------------